EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 273-3000

Syniverse Announces Completion of Exchange Offer

Tampa, Fla. – Dec. 12, 2005 – Syniverse Technologies (NYSE:SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, announced today the successful completion of its previously announced offer to exchange its 7 3/4% Series B Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 7 3/4% Senior Subordinated Notes due 2013 (the “Old Notes”). The exchange offer expired at 5:00 p.m., New York City time, on December 8, 2005. All of the $175 million in aggregate principal amount of the Old Notes were validly tendered for exchange and have been accepted by the Company. The new notes have substantially identical terms of the Old Notes, except the new notes have been registered under the Securities Act of 1933, as amended.

This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any of the Old Notes.

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next-generation wireless services. Syniverse provides services to over 330 telecommunications carriers in approximately 44 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com